Filed Pursuant to Rule 424(b)(3)
  Registration No. 333-109410

PROSPECTUS SUPPLEMENT DATED April 2, 2004
(To Prospectus filed on January 2, 2004)

SINA CORPORATION

$100,000,000 principal amount zero coupon convertible subordinated notes due
2023 and ordinary shares issuable upon conversion of the notes

     This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above referenced securities. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

     The securities offered in the prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 6 of the prospectus in determining whether to purchase the SINA zero coupon convertible subordinated notes or the ordinary shares.

     The table captioned “Selling Securityholders” commencing on page 46 of the prospectus is hereby amended to reflect the following additions and changes.

Ordinary Shares
Issuable Upon
	Principal Amount of		Conversion of the	Percentage of
	Notes Beneficially	Percentage of	Notes that May be	Ordinary Shares
Selling Securityholder	Owned and Offered	Outstanding Notes	Sold (1)	Outstanding(2)

Amaranth L.L.C. (3)	$17,950,000	18.0%	696,006	1.4%

*	Less than one percent (1%)

(1)	Assumes conversion of all of the securityholder’s Notes at a conversion rate of 38.77471 ordinary shares per $1,000 principal amount of the Notes. This conversion rate is subject to adjustment as described under “Description of the Notes – Conversion Rights.” As a result, the number of ordinary shares issuable upon conversion of the Notes may increase in the future. Excludes ordinary shares that may be issued by us upon the repurchase of the Notes and fractional shares.

(2)	Based on 48,453,987 ordinary shares outstanding as of the close of business on November 15, 2003.

(3)	The securityholder has informed us that Nicholas Maounis has investment control over the securities beneficially owned by this securityholder.

     The date of this Prospectus Supplement is April 2, 2004.